Exhibit 23.1

Consent of Independent Auditors

The Management Committee
Laredo Ridge Wind, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-190071) on Form S-8 of NRG Yield, Inc. of our report dated March 28, 2014, with respect to the balance sheets of Laredo Ridge Wind, LLC as of December 31, 2013 and 2012, and the related statements of income, comprehensive income (loss), member’s equity and cash flows for the years ended December 31, 2013 and 2012, which report appears in the Form 8-K/A of NRG Yield, Inc. dated January 16, 2015.

(signed) KPMG LLP

Los Angeles, California
January 16, 2015